Exhibit 99.1

Beam Reports 2012 Fourth Quarter and Full Year Results

  Power Brands and Rising Stars Lead Continued Market Outperformance in Fourth Quarter and Full Year
  Earnings Growth Exceeds 2012 Target
  Targeting High-Single-Digit Growth in EPS Before Charges/Gains in 2013

DEERFIELD, Ill.--(BUSINESS WIRE)--February 1, 2013--Beam Inc. (NYSE: BEAM), a leading global premium spirits company, today reported results for the fourth quarter and full year 2012.

For the full year 2012, reported net sales increased 7% to a record $2.5 billion. Sales for the year were up 6% on a comparable basis, significantly outperforming the company’s global market. Growth of the company’s premium global Power Brands and broad-based growth across geographies fueled the full-year comparable sales performance. New product innovations, higher pricing in select categories, and trading up by consumers contributed to favorable price/mix and margin enhancement. On a reported basis (GAAP), full-year diluted earnings per share from continuing operations were $2.48 versus $0.85 in 2011. Full-year diluted EPS before charges/gains was $2.40, up 13%, exceeding the company’s 2012 target for low-double-digit growth and ahead of the company’s long-term target of high-single-digit growth. Reported earnings comparisons largely reflect the impact of costs in 2011 associated with the separation of Fortune Brands’ businesses.

For the fourth quarter, reported net sales increased 11% and net sales were up 5% on a comparable basis. Comparable sales growth reflected strong results in the core markets of the United States, Australia and Germany. Diluted EPS before charges/gains for the quarter was $0.67, down 3%, reflecting the company’s previously projected 20% increase in brand-building investment. Diluted EPS from continuing operations for the quarter was up 36% on a reported basis.

Bourbon, Premium Innovations and Pricing Benefit Q4 Results

“We closed the year with another strong sales quarter as we continued to outperform our market,” said Matt Shattock, president and chief executive officer of Beam. “We exceeded our expectations with better-than-anticipated global sales of Bourbon and higher-than-expected accretion from the Pinnacle acquisition. We also benefited from premium innovations across categories that improved product mix, as well as higher pricing in select categories. As we called out three months ago, Q4 EPS before charges/gains was modestly lower due to our substantial increase in brand investment in the quarter to support long-term growth.”

Excellent Results in First Full Year as Beam

“Beam continued to deliver excellent results in its first full year as a focused pure-play spirits company,” Shattock continued. “We created value through the long-term growth algorithm we outlined a year ago: growing sales faster than our market, operating income faster than sales, and EPS faster still. In 2012, we exceeded our expectations at both the top and bottom lines as we increased comparable sales at roughly twice the rate of our global market, and grew EPS before charges/gains ahead of our target for the year. Full-year sales growth was balanced across our three regional segments, fueled by double-digit global growth for our Power Brands and Rising Stars, and we improved margins with premium innovations and higher pricing.

“We are particularly pleased that we outperformed in 2012 even as we increased investment in the competitive position and long-term growth of our business. These investments included a double-digit increase in brand-building investment, as well as higher capital expenditures to produce more aged spirits to meet future demand. In 2012, we further strengthened our core equities with impactful brand communication on television and in digital media; we accelerated our growth with innovative new products while also opening our new Global Innovation Center; we continued to strengthen our premium portfolio by adding a Power Brand in vodka and entering Irish Whiskey; and we enhanced our routes to market across fast-growing economies like China as well as in developed markets such as Japan.

“Beam generated higher-than-expected free cash flow of $337 million, and we ended the year with a net-debt-to-EBITDA ratio of 2.8 times, better than we had targeted. We’re also pleased that our 2012 acquisitions were five cents per share accretive to our full year results,” Shattock said. “We believe our investments and stronger balance sheet enhance Beam’s prospects to deliver sustainable, profitable long-term growth.”

Financial Highlights for the Full Year 2012:

  Income from continuing operations was $398.2 million, or $2.48 per diluted share, versus $0.85 per diluted share in 2011.
  Excluding charges and gains, diluted EPS from continuing operations was $2.40, up 13% from $2.12 in 2011.
  Reported net sales were a record $2.5 billion (excluding excise taxes), up 7%.
  On a comparable basis, which adjusts for foreign exchange and acquisitions/divestitures, net sales were up 6%.
    Comparable net sales by segment: North America +7%; Europe/Middle East/Africa (EMEA) +5%; Asia Pacific/South America (APSA) +5%.
  Operating income was $575.9 million, up 46%.
  Operating income before charges/gains was $631.9 million, up 10%.
  The company generated free cash flow of $336.8 million and an earnings-to-free-cash conversion rate of 87%.
  Return on invested capital before charges/gains (rolling 12 months) was 7% and was 23% excluding intangibles.
  The company’s net-debt-to-EBITDA ratio was 2.8 times at year end.

Financial Highlights for the Fourth Quarter:

  Income from continuing operations was $126.8 million, or $0.79 per diluted share, versus $0.58 in the year-ago quarter.
  Excluding charges and gains, diluted EPS from continuing operations was $0.67, down 3% from $0.69.
  Reported net sales were $709.1 million (excluding excise taxes), up 11%.
  On a comparable basis, which adjusts for foreign exchange and acquisitions/divestitures, net sales were up 5%.
    Comparable net sales by segment: North America +8%; Europe/Middle East/Africa (EMEA) +4%; Asia Pacific/South America (APSA) -2%.
    Results in North America benefited from the timing of sales in Mexico, while lower results in India adversely impacted sales in APSA.
  Operating income was $156.7 million, up 15%.
  Operating income before charges/gains was $177.3 million, up 3%.

Establishing 2013 Earnings Growth Target

The company announced that it is targeting to deliver high-single-digit growth in diluted earnings per share before charges/gains for 2013 against its 2012 base of $2.40 per share.

“We enter 2013 with an assumption that our global spirits market will grow value approximately 3%, consistent with what we saw in 2012,” Shattock said. “We’ll face headwinds including higher raw materials costs and challenging comparisons in India as we reposition our business there, and we’re not currently assuming material new pricing in 2013. At the same time, we anticipate benefiting from several favorable dynamics: the strength of the bourbon category, our innovations and brand-building initiatives, strong growth in emerging markets, our efficiency and effectiveness agenda, and an additional five cents per share of accretion from our 2012 acquisitions. Incorporating these factors, we’re targeting for 2013 to outperform our market at the top line and deliver growth in diluted EPS before charges/gains at a high-single-digit rate. With regard to phasing, we will face our most challenging comparison of the year in the first quarter as we cycle against new-product launches and route-to-market changes that helped drive comparable sales up 13% in Q1 of 2012.

“We believe that Beam is well positioned to deliver sustainable, profitable long-term growth as we continue to invest in fast-growing categories, fast-growing new products, and fast-growing markets. We feel good about our prospects for continued outperformance in 2013.”

The company expects to generate free cash flow for 2013 in the range of $300-350 million, which incorporates continued investment to increase distillation capacity and produce more aged spirits to support long-term growth.

“While we have sustained investments in long-term value creation, we’ve also continued our track record of delivering immediate value to shareholders with the 10% increase in our dividend we announced recently,” Shattock concluded.

Key Brand Performance

Comparable net sales growth, full year 2012:

Comparable Net Sales Growth (1)
Power Brands	+10%
Jim Beam	+10%
Maker’s Mark	+15%
Sauza	+10%
Pinnacle	+19%*
Courvoisier	+12%
Canadian Club	+6%
Teacher’s	+1%

Rising Stars	+10%
Laphroaig	+15%
Knob Creek	+24%
Basil Hayden’s	+35%
Kilbeggan	+1%
Cruzan	+12%
Hornitos	-2%
EFFEN	-22%
Pucker Vodka	-5%
Skinnygirl	+19%
Sourz	+1%

Local Jewels	-1%

Value Creators	-1%

Total (2)	+6%

Results include ready-to-drink products

(1) Comparable net sales growth rate represents the percentage increase or decrease in reported net sales in accordance with U.S. GAAP, adjusted for certain items. A reconciliation from reported to comparable net sales growth rates, a non-GAAP measure, and the reasons why management believes these adjustments are useful are included in the attached financial tables.

(2) Total represents consolidated Beam comparable net sales (excluding excise taxes), including non-branded sales.

* Reflects seven months of performance for Pinnacle since acquisition.

About Beam Inc.

As one of the world’s leading premium spirits companies, Beam is Crafting the Spirits that Stir the World. Consumers from all corners of the globe call for the company’s brands, including Jim Beam Bourbon, Maker's Mark Bourbon, Sauza Tequila, Pinnacle Vodka, Canadian Club Whisky, Courvoisier Cognac, Teacher's Scotch Whisky, Skinnygirl Cocktails, Cruzan Rum, Hornitos Tequila, Knob Creek Bourbon, Laphroaig Scotch Whisky, Kilbeggan Irish Whiskey, Larios Gin, Whisky DYC and DeKuyper Cordials. Beam is focused on delivering superior performance with its unique combination of scale with agility and a strategy of Creating Famous Brands, Building Winning Markets and Fueling Our Growth. Beam and its 3,400 passionate associates worldwide generated 2012 sales of $2.5 billion (excluding excise taxes), volume of 38 million 9-liter equivalent cases and some of the industry’s fastest growing innovations.

Headquartered in Deerfield, Illinois, Beam is traded on the New York Stock Exchange under the ticker symbol BEAM and is included in the S&P 500 Index and the MSCI World Index. For more information on Beam, its brands, and its commitment to social responsibility, please visit www.beamglobal.com and www.drinksmart.com.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements speak only as of the date hereof, and the company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date of this release. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: general economic conditions; competitive innovation and marketing pressures, including price; changes in consumer preferences and trends; financial and integration risks associated with acquisitions, joint ventures, and alliances, as well as potential divestitures; the price and availability of raw materials and energy; risks associated with doing business outside the United States, including changes in laws, governmental regulations and policies, compliance with anti-corruption statutes, civil and political unrest, and local labor conditions; our ability to manage organizational productivity and global supply chains effectively; the impact of excise tax increases and customs duties on our products or changes to government financial incentives; fluctuations in currency exchange rates; our ability to reach agreement on, maintain or renegotiate key agreements; potential liabilities, costs and uncertainties of litigation; our ability to attract and retain qualified personnel; changes to laws and regulations; downgrades of the Company’s credit ratings; dependence on performance of distributors, promoters and other marketing arrangements; product quality issues; costs of certain employee and retiree benefits and returns on pension assets; tax law changes or interpretation of existing tax laws; ability to secure and maintain rights to intellectual property, including trademarks, trade dress and tradenames; impairment in the carrying value of goodwill or other acquired intangible assets; disruptions at production facilities and supply/demand forecasting uncertainties; breaches of data security; and other risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission.

Use of Non-GAAP Financial Information

This press release includes measures not derived in accordance with generally accepted accounting principles (“GAAP”), including comparable net sales, diluted EPS before charges/gains, operating income before charges/gains, return on invested capital, free cash flow, earnings-to-free-cash conversion rate, and net-debt-to-EBITDA ratio. These measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP, and may also be inconsistent with similar measures presented by other companies. Reconciliations of these measures to the most closely comparable GAAP measures, and reasons for the company’s use of these measures, are presented in the attached pages.

Beam Inc.
Consolidated Income Statement
(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
(In millions, except per share amounts)	2012	2011	% Change	2012	2011	% Change

Sales	$876.5	$788.6		$3,070.1	$2,871.7
Less: Excise taxes	(167.4)	(151.1)		(604.2)	(560.6)
Net sales	709.1	637.5	11.2%	2,465.9	2,311.1	6.7%

Cost of goods sold	303.8	273.1	11.2%	1,027.5	987.8	4.0%

Gross profit	405.3	364.4	11.2%	1,438.4	1,323.3	8.7%

Advertising and marketing expense	116.5	97.0	20.1%	398.7	358.7	11.2%
Selling, general and administrative expense	111.5	95.8	16.4%	412.9	430.0	-4.0%
Amortization of intangible assets	4.4	4.1	7.3%	17.2	16.3	5.5%
Restructuring charges	0.6	2.0		4.3	7.7
Business separation costs	-	(2.0)		13.8	83.8
Asset impairment charges	15.6	31.3		15.6	31.3

Operating income	156.7	136.2	15.1%	575.9	395.5	45.6%

Interest expense	29.1	30.9	-5.8%	109.0	117.4	-7.2%
Loss on early extinguishment of debt	-	15.2		-	149.2
Other income	(4.8)	(5.8)		(35.1)	(40.4)

Income from continuing operations
before income taxes	132.4	95.9	38.1%	502.0	169.3	196.5%

Income taxes	5.6	4.7		103.8	36.0

Income from continuing operations	126.8	91.2	39.0%	398.2	133.3	198.7%

Income (loss) from discontinued operations, net of tax	(0.5)	(2.7)		(15.8)	782.2

Net income	126.3	88.5	42.7%	382.4	915.5	-58.2%
Less: Noncontrolling interests - discontinued operations	-	-		-	4.1

Net income attributable to Beam Inc.	$126.3	$88.5	42.7%	$382.4	$911.4	-58.0%

Basic earnings (loss) per common share:
Continuing operations	$0.79	$0.59	33.9%	$2.51	$0.86	191.9%
Discontinued operations	-	(0.02)		(0.10)	5.03
Net income	$0.79	$0.57	38.6%	$2.41	$5.89	-59.1%

Diluted earnings (loss) per common share:
Continuing operations	$0.79	$0.58	36.2%	$2.48	$0.85	191.8%
Discontinued operations	-	(0.02)		(0.10)	4.93
Net income	$0.79	$0.56	41.1%	$2.38	$5.78	-58.8%

Weighted-average common shares outstanding
Basic	159.4	155.8	2.3%	158.3	154.6	2.4%
Diluted	161.2	158.7	1.6%	160.8	157.8	1.9%

Beam Inc.
Condensed Consolidated Balance Sheet
(Unaudited)

(In millions)	December 31,
	2012	2011
Assets
Cash and cash equivalents	$365.7	$218.3
Accounts receivable	455.7	385.8
Inventories
Maturing spirits	1,425.2	1,283.2
Finished products	179.6	167.3
Raw materials, supplies and work in process	132.1	101.0

Total inventories	1,736.9	1,551.5
Other current assets	297.9	278.8

Total current assets	2,856.2	2,434.4
Property, plant and equipment	787.9	729.7
Goodwill and other intangible assets	4,879.1	4,202.9
Other assets	106.5	124.8

Total assets	$8,629.7	$7,491.8

Liabilities and Equity
Short-term debt, including current
portion of long-term debt	$480.1	$28.4
Accounts payable	264.0	206.1
Long-term debt	2,024.9	1,902.1
Other liabilities	1,248.6	1,255.5

Total liabilities	4,017.6	3,392.1

Total equity	4,612.1	4,099.7

Total liabilities and equity	$8,629.7	$7,491.8

Beam Inc.
Use of Non-GAAP Financial Information

Management believes that the non-GAAP measures used in this release provide investors with important perspectives into the Company’s ongoing business performance by excluding certain items, referred to as “charges / gains,” that management believes are not indicative of the Company's underlying results for purposes of analyzing the Company's performance on a year-over-year basis. The Company’s definition of charges / gains includes asset impairment charges, restructuring charges, other charges related to restructuring initiatives that cannot be reported as restructuring under GAAP, acquisition and integration related costs, dividend distribution gains from the wind down of our former Maxxium investment, costs associated with the sale of the Company's golf business and spin-off of the Company's home and security business (together, the "Separation"), the one-time sales and margin impact of transitioning to our long-term distribution agreement in Australia, tax indemnification payments received from the seller of an acquired business and unusual tax matters that management does not consider indicative of ongoing operations. Charges/gains excluded from GAAP results also include other items which management believes are not indicative of the Company's underlying operating performance for purposes of evaluating past and future performance; such items are excluded from GAAP results to improve comparability between periods. In addition, the 2011 period includes adjustments to reflect Beam as a standalone company at January 1, 2011, including adjustments to interest expense (reflecting the debt reduction related to the Separation at January 1, 2011), an estimated standalone company effective tax rate and an estimated standalone company corporate cost structure, as described in more detail in the Company's fourth quarter 2011 earnings release.

Additional non-GAAP measures included in this release are identified as “comparable,” “adjusted” and “constant currency.” The Company does not intend for this information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. Reconciliations of non-GAAP measures to the most closely comparable GAAP measures, together with a further explanation as to why management believes the non-GAAP measures provide useful information, are included on the following pages.

Beam Inc.
Reconciliations of GAAP to Non-GAAP Measures (Unaudited)
($ in millions, except per share)

		Three Months Ended December 31, 2012			Three Months Ended December 31, 2011			% Increase
		GAAP	Adjustments (See Detail Below)	Before Charges/ Gains (Non-GAAP)	GAAP	Adjustments (See Detail Below)	Before Charges/ Gains (Non-GAAP)	GAAP	Before Charges/ Gains (Non-GAAP)
Net sales		$709.1	-	$709.1	$637.5	-	$637.5	11.2%	11.2%
Cost of goods sold		303.8	0.3		273.1	(7.1)

Gross profit		405.3	(0.3)	405.0	364.4	7.1	371.5	11.2%	9.0%
Gross profit margin		57.2%		57.1%	57.2%		58.3%	-	(120) bps
Advertising and marketing expense		116.5	-		97.0	-
Selling, general and administrative expense		111.5	(4.7)		95.8	1.9
Amortization of intangible assets		4.4	-		4.1	-
Restructuring charges		0.6	(0.6)		2.0	(2.0)
Business separation costs		-	-		(2.0)	2.0
Asset impairment charges		15.6	(15.6)		31.3	(31.3)

Operating income		156.7	20.6	177.3	136.2	36.5	172.7	15.1%	2.7%
Operating income margin		22.1%		25.0%	21.4%		27.1%	(30) bps	(210) bps
Interest expense		29.1	-		30.9	(4.0)
Loss on early extinguishment of debt		-	-		15.2	(15.2)
Other income		(4.8)	-		(5.8)	2.7

Income from continuing operations before income taxes		132.4	20.6		95.9	53.0
Income taxes		5.6	39.2		4.7	35.0
	Effective tax rate	4.2%		29.3%	4.9%		26.7%

Income from continuing operations		$126.8	(18.6)	$108.2	$91.2	18.0	$109.2	39.0%	-0.9%

Diluted EPS - continuing operations		$0.79	(0.12)	$0.67	$0.58	0.11	$0.69	36.2%	-2.9%

Adjustments Detail by Applicable Financial Statement Line Items
Three months ended December 31, 2012		Cost of goods sold	SG&A expense	Restructuring charges	Asset Impairment	Operating income	Pre-tax income -cont. operations	Income taxes	Income from cont. operations	Diluted EPS - cont. operations

1	Restructuring charges (a)	$-	$-	$0.5	$-	$(0.5)	$(0.5)	$(0.2)	$(0.3)	$-
2	Other charges (a)	0.5	(3.6)	-	-	3.1	3.1	1.1	2.0	0.01
3	Acquisition/integration related costs (b)	(0.2)	(1.1)	(1.1)	-	2.4	2.4	0.9	1.5	0.01
4	Asset impairment (c)	-	-	-	(15.6)	15.6	15.6	4.7	10.9	0.07
5	Income tax adjustment (d)	-	-	-	-	-	-	32.7	(32.7)	(0.21)
		$0.3	$(4.7)	$(0.6)	$(15.6)	$20.6	$20.6	$39.2	$(18.6)	$(0.12)

Three months ended December 31, 2011		Cost of goods sold	SG&A expense	Restructuring charges	Separation costs	Asset Impairment	Operating income	Interest, debt extinguish- ment loss & other exp.	Pre-tax income- cont. operations	Income taxes	Income from cont. operations	Diluted EPS - cont. operations

1	Restructuring charges (a)	$-	$-	$(2.0)	$-	$-	$2.0	$-	$2.0	$-	$2.0	$0.01
2	Other charges (a)	(7.1)	1.9	-	-	-	5.2	-	5.2	-	5.2	0.03
3	Separation costs (e)	-	-	-	2.0	-	(2.0)	-	(2.0)	-	(2.0)	(0.01)
4	Standalone company adjustment (f)	-	-	-	-	-	-	(4.0)	4.0	-	4.0	0.03
5	Asset impairment (c)	-	-	-	-	(31.3)	31.3	-	31.3	-	31.3	0.19
6	Loss on early extinguishment of debt (g)	-	-	-	-	-	-	(15.2)	15.2	-	15.2	0.10
7	Maxxium distribution (h)	-	-	-	-	-	-	2.7	(2.7)	-	(2.7)	(0.02)
8	Income tax adjustment (d)	-	-	-	-	-	-	-	-	35.0	(35.0)	(0.22)
		$(7.1)	$1.9	$(2.0)	$2.0	$(31.3)	$36.5	$(16.5)	$53.0	$35.0	$18.0	$0.11

(a)

The 2012 restructuring credit of $0.5 million represents the reversal of restructuring accruals that were determined to be no longer required, while the $2 million of restructuring charges in 2011 relates to organizational streamlining projects.  In 2012, other SG&A charges include $3.6 million of legal, forensic accounting and other fees related to our internal investigation with respect to our India operations.  Other cost of goods sold for 2012 includes a $0.5 million gain on the sale of assets in connection with our 2011 project to centralize bottling operations in Kentucky.  In 2011, the cost of goods sold adjustment includes $4.5 million of charges primarily associated with the streamlining of our bottling operations in Kentucky and $2.6 million of charges related to the impact of certain non-income tax matters.  In 2011, the SG&A expense adjustment includes $3.8 million of credits related to certain non-income tax related matters, partially offset by $1.9 million of organizational streamlining charges.

(b)	The 2012 adjustments relate to the acquisition and integration of the Pinnacle and Calico Jack assets ("Pinnacle") and Cooley business, consisting primarily of expenses incurred in connection with integrating these businesses into the Company's existing operational structure (e.g., distributor termination fees, accelerated depreciation, employee retention, and other organizational streamlining expenses).

(c)	The adjustments in 2012 and 2011 relate to the non-cash impairment of tradenames in Spain.

(d)	The income tax adjustments in the 2012 period primarily related to a $22 million foreign tax credit related to the repatriation of foreign earnings and a $9 million net benefit related to the resolution of U.S. and foreign tax audit examinations for certain years. The adjustment in the 2011 period is to eliminate income tax related matters (related to resolution of routine foreign and US income tax audit examinations) and to adjust income tax expense to Beam's estimated effective tax rate as a standalone Spirits business.

(e)	Adjustment relates to the reversal of Separation-related accruals that were determined to be no longer required.

(f)	Adjustment to the Company's interest expense to assume that the Separation-related debt extinguishments had occurred on January 1, 2011.

(g)	Adjustment to eliminate loss on early extinguishment of debt related to the Separation.

(h)	Adjustment to eliminate a gain related to a dividend distribution received in connection with the wind down of our former Maxxium investment.

bps - basis points

Beam Inc.
Reconciliations of GAAP to Non-GAAP Measures (Unaudited)
($ in millions, except per share)

		Year Ended December 31, 2012			Year Ended December 31, 2011			% Increase
		GAAP	Adjustments (See Detail Below)	Before Charges/ Gains (Non-GAAP)	GAAP	Adjustments (See Detail Below)	Before Charges/ Gains (Non-GAAP)	GAAP	Before Charges/ Gains (Non-GAAP)
Net sales		$2,465.9	-	$2,465.9	$2,311.1	(46.3)	$2,264.8	6.7%	8.9%
Cost of goods sold		1,027.5	(0.8)		987.8	(38.3)

Gross profit		1,438.4	0.8	1,439.2	1,323.3	(8.0)	1,315.3	8.7%	9.4%
Gross profit margin		58.3%		58.4%	57.3%		58.1%	100 bps	30 bps
Advertising and marketing expense		398.7	-		358.7	-
Selling, general and administrative expense		412.9	(21.5)		430.0	(61.9)
Amortization of intangible assets		17.2	-		16.3	-
Restructuring charges		4.3	(4.3)		7.7	(7.7)
Business separation costs		13.8	(13.8)		83.8	(83.8)
Asset impairment charges		15.6	(15.6)		31.3	(31.3)

Operating income		575.9	56.0	631.9	395.5	176.7	572.2	45.6%	10.4%
	Operating income margin	23.4%		25.6%	17.1%		25.2%	N/M	40 bps
Interest expense		109.0	-		117.4	2.5
Loss on early extinguishment of debt		-	-		149.2	(149.2)
Other income		(35.1)	19.9		(40.4)	37.3

Income from continuing operations before income taxes		502.0	36.1		169.3	286.1
	Income tax expense	103.8	48.7		36.0	84.9
	Effective tax rate	20.7%		28.3%	21.3%		26.5%

Income from continuing operations		$398.2	(12.6)	$385.6	$133.3	201.2	$334.5	198.7%	15.3%

Diluted EPS - continuing operations		$2.48	(0.08)	$2.40	$0.85	1.27	$2.12	191.8%	13.2%

Adjustments Detail by Applicable Financial Statement Line Items
Year Ended December 31, 2012		Cost of goods sold	SG&A expense	Restructuring charges	Separation costs	Asset Impair- ment	Operating income	Other (income) expense	Pre-tax income- cont. operations	Income tax expense	Income from cont. operations	Diluted EPS - cont. operations

1	Restructuring charges (a)	$-	$-	$(1.0)	$-	$-	$1.0	$-	$1.0	$0.2	$0.8	$-
2	Other charges (a)	0.3	(4.2)	-	-	-	3.9	-	3.9	1.4	2.5	0.01
3	Acquisition/integration related costs (b)	(1.1)	(17.3)	(3.3)	-	-	21.7	-	21.7	4.6	17.1	0.11
4	Separation costs (c)	-	-	-	(13.8)	-	13.8	-	13.8	5.3	8.5	0.05
5	Asset impairment (d)	-	-	-		(15.6)	15.6	-	15.6	4.7	10.9	0.07
6	Maxxium distribution (e)	-	-	-	-	-	-	1.9	(1.9)	-	(1.9)	(0.01)
7	Tax indemnification (f)	-	-	-	-	-	-	18.0	(18.0)	-	(18.0)	(0.11)
8	Income tax adjustment (g)	-	-	-	-	-	-	-	-	32.5	(32.5)	(0.20)
		$(0.8)	$(21.5)	$(4.3)	$(13.8)	$(15.6)	$56.0	$19.9	$36.1	$48.7	$(12.6)	$(0.08)

Year Ended December 31, 2011		Net sales	Cost of goods sold	SG&A expense	Restructuring charges	Separation costs	Asset Impair- ment	Operating income	Interest, debt extinguish- ment loss & other exp.	Pre-tax income -cont. operations	Income tax expense	Income from cont. operations	Diluted EPS - cont. operations

1	Restructuring charges (a)	$-	$-	$-	$(7.7)	$-	$-	$7.7	$-	$7.7	$-	$7.7	$0.05
2	Other charges (a)	-	(15.6)	(0.9)	-	-	-	16.5	-	16.5	-	16.5	0.10
3	Acquisition/integration related costs (b)	-	-	(25.0)	-	-	-	25.0	-	25.0	-	25.0	0.16
4	Separation costs (c)	-	-	-	-	(83.8)	-	83.8	-	83.8	-	83.8	0.53
5	Asset impairment (d)	-	-	-	-	-	(31.3)	31.3	-	31.3	-	31.3	0.20
6	Australia distribution one-time sale (h)	(46.3)	(22.7)	-	-	-	-	(23.6)	-	(23.6)	-	(23.6)	(0.15)
7	Standalone company adjustment (i)	-	-	(36.0)	-	-	-	36.0	2.5	33.5	-	33.5	0.21
8	Loss on early extinguishment of debt (j)	-	-	-	-	-	-	-	(149.2)	149.2	-	149.2	0.94
9	Maxxium distribution (e)	-	-	-	-	-	-	-	10.2	(10.2)	-	(10.2)	(0.06)
10	Tax indemnifications (f)	-	-	-	-	-	-	-	27.1	(27.1)	-	(27.1)	(0.17)
11	Income tax adjustments (g)	-	-	-	-	-	-	-	-	-	84.9	(84.9)	(0.54)
		$(46.3)	$(38.3)	$(61.9)	$(7.7)	$(83.8)	$(31.3)	$176.7	$(109.4)	$286.1	$84.9	$201.2	$1.27

(a)

Restructuring charges of $1 million and $7.7 million in 2012 and 2011, respectively, primarily relate to facility consolidations, supply chain and distribution and other organizational streamlining activities.  In 2012, other SG&A charges primarily include $3.6 million of charges associated with our internal investigation with respect to our India operations.  In 2011, the other charges include adjustments primarily related to facility consolidations, supply chain and distribution and other organizational streamlining initiatives.

(b)	The 2012 adjustments relate to the acquisition and integration of Pinnacle and Cooley as well as 2012 tax on earnings distributed within certain of Beam's foreign tax jurisdictions incurred in connection with funding a portion of the capital requirement for the Cooley acquisition. The 2012 acquisition related adjustments impacting SG&A expense consist of: transaction-related expenses of $5 million, contract termination expenses of $10 million and integration related expenses of $2 million. In addition, acquisition related adjustments include amounts charged to costs of goods sold and restructuring charges that primarily relate to accelerated depreciation and employee retention. The 2011 adjustment relates to acquisition related contingent consideration accrued in September 2011.

(c)	The adjustment in 2012 primarily relates to a $15.1 million pension settlement charge associated with a required $29 million lump sum distribution paid to former Fortune Brands executives in July 2012, partially offset by a decrease in accrued liabilities for estimated costs to complete the Separation. The adjustment in the 2011 period is to eliminate nonrecurring business separation costs incurred to implement the Separation, principally transaction and professional advisory fees, severance and other employee related costs and certain other costs incurred in connection with the Separation.

(d)	The adjustments in 2012 and 2011 relate to the non-cash impairment of tradenames in Spain.

(e)	Adjustment to eliminate a gain related to a dividend distribution received in connection with the wind down of our former Maxxium investment.

(f)	Nontaxable reimbursement received from seller of an acquired business for resolution of certain tax matters for years prior to our ownership.

(g)

In 2012, the income tax adjustments primarily include a $22 million foreign tax credit related to the repatriation of foreign earnings, a $17 million net benefit arising from the resolution of certain foreign and US federal and state tax return matters, and $6 million of expense related to our annual reconciliation of the 2011 income tax filing to the 2011 provision for income taxes. The adjustment in the 2011 period is the combined amount required to eliminate income tax matters related to the resolution of foreign and US income tax audit examinations and to adjust income tax expense to Beam's estimated effective tax rate as a standalone Spirits business.

(h)	Adjustment to eliminate the one-time net sales and related cost of goods sold impact associated with transition to a new long-term distribution agreement in Australia in 2011.

(i)	Adjustments to reflect estimated expenses as a standalone Spirits business, including: (1) $36.0 million operating expense adjustment to reflect a lower corporate cost structure, and (2) $2.5 million interest expense adjustment to assume the Separation-related debt reduction had been completed as of January 1, 2011. The Company estimated its lower corporate cost structure based on analysis and projections of costs expected to be incurred by the Company had the Separation occurred at January 1, 2011.

(j)	Adjustment to eliminate loss on early extinguishment of debt related to the Separation.

N/M - not meaningful
bps - basis points

Beam Inc.
Segment Information (a)
(Unaudited)

(In millions)					Constant Currency (Non-GAAP)
		Three Months Ended		%	2012	%
		December 31,		Change	Adjusted	Change
Net Sales		2012	2011	Reported	Amount (b)	Adjusted

North America		$391.1	$325.4	20.2%	$389.7	19.8%
Europe, Middle East, Africa ("EMEA")		177.2	171.0	3.6%	179.7	5.1%
Asia Pacific / South America ("APSA")		140.8	141.1	-0.2%	137.8	-2.3%

Segment net sales		709.1	637.5	11.2%	707.2	10.9%
Foreign exchange		-	-		1.9	n/m

Total net sales		$709.1	$637.5	11.2%	$709.1	11.2%

					Constant Currency (Non-GAAP)
		Three Months Ended		%	2012	%
		December 31,		Change	Adjusted	Change
Operating Income		2012	2011	Reported	Amount (b)	Adjusted

North America		$83.7	$91.9	-8.9%	$83.6	-9.0%
EMEA		54.9	50.5	8.7%	54.6	8.1%
APSA		38.7	30.3	27.7%	36.9	21.8%

Segment operating income		177.3	172.7	2.7%	175.1	1.4%
Deduct:
Foreign exchange		-	-		(2.2)
Restructuring and other charges / gains (see detail above)		20.6	36.5		20.6

Total operating income		$156.7	$136.2	15.1%	$156.7	15.1%

(a) The Company evaluates its segment net sales and operating income before charges / gains (as previously defined) that are not considered indicative of the segments’ underlying operating performance. Consequently, segment results presented in accordance with GAAP exclude such items. Segment sales and operating income are also presented on a constant currency basis, which is a non-GAAP measure. The Company uses this measure to understand underlying growth of the segments as fluctuations in exchange rates can impact the underlying growth rate of the segments.

(b) Foreign exchange translation effects calculated by translating current year results at prior year exchange rates and excluding hedge impacts.

Reconciliation of Percentage Change in GAAP Net Sales to Percentage Change in Comparable Net Sales (Unaudited)

	Three Months Ended December 31, 2012
	North America	EMEA	APSA	Segment Total
	%	%	%	%
Net Sales (GAAP)	20	4	-	11
Foreign currency impact	-	1	(2)	-
Acquisitions/divestitures	(12)	(1)	-	(6)
Comparable Net Sales (Non-GAAP)	8	4	(2)	5

Comparable net sales growth rate represents the percentage increase or decrease in reported net sales in accordance with GAAP, adjusted to eliminate the impacts of foreign exchange and acquisitions/divestitures. The Company believes that comparable net sales growth is useful in evaluating the Company's sales growth year-over-year because it excludes items that are not indicative of underlying sales performance.

Beam Inc.
Segment Information (a)
(Unaudited)

(In millions)				Constant Currency (Non-GAAP)
			%	2012	%
	Year Ended December 31,		Change	Adjusted	Change
Net Sales	2012	2011	Reported	Amount (b)	Adjusted

North America	$1,450.6	$1,271.5	14.1%	$1,455.9	14.5%
Europe, Middle East, Africa ("EMEA")	512.7	505.9	1.3%	541.1	7.0%
Asia Pacific / South America ("APSA")	502.6	487.4	3.1%	501.1	2.8%

Segment net sales	2,465.9	2,264.8	8.9%	2,498.1	10.3%
Foreign exchange	-	-		(32.2)	n/m
Australia distribution one-time sale	-	46.3		-	n/m

Total net sales	$2,465.9	$2,311.1	6.7%	$2,465.9	6.7%

				Constant Currency (Non-GAAP)
			%	2012	%
	Year Ended December 31,		Change	Adjusted	Change
Operating Income	2012	2011	Reported	Amount (b)	Adjusted

North America	$393.5	$360.9	9.0%	$389.9	8.0%
EMEA	123.6	120.3	2.7%	128.9	7.1%
APSA	114.8	91.0	26.2%	104.2	14.5%

Segment operating income	631.9	572.2	10.4%	623.0	8.9%
Deduct:
Foreign exchange	-	-		(8.9)
Adjustment for charges / gains (see detail above)	56.0	176.7		56.0

Total operating income	$575.9	$395.5	45.6%	$575.9	45.6%

(a) The Company evaluates its segment net sales and operating income before charges / gains (as previously defined) that are not considered indicative of the segments’ underlying operating performance. Consequently, segment results presented in accordance with GAAP exclude such items. Segment sales and operating income are also presented on a constant currency basis, which is a non-GAAP measure. The Company uses this measure to understand underlying growth of the segments as fluctuations in exchange rates can impact the underlying growth rate of the segments.

(b) Foreign exchange translation effects calculated by translating current year results at prior year exchange rates and excluding hedge impacts.

Reconciliation of Percentage Change in GAAP Net Sales to Percentage Change in Comparable Net Sales (Unaudited)

	Year Ended December 31, 2012
	North America	EMEA	APSA	Segment Total
	%	%	%	%
Net Sales (GAAP)	14	1	3	9
Foreign currency impact	-	6	-	1
Acquisitions/divestitures	(7)	(2)	-	(4)
Ongoing impact - Australia distribution margin	-	-	2	-
Comparable Net Sales (Non-GAAP)	7	5	5	6

Comparable net sales growth rate represents the percentage increase or decrease in reported net sales in accordance with GAAP, adjusted to eliminate the impacts of foreign exchange, acquisitions/divestitures and the transition to the new Australia distribution agreement. The Company believes that comparable net sales growth is useful in evaluating the Company's sales growth year-over-year because it excludes items that are not indicative of underlying sales performance.

Beam Inc.
Reconciliations of GAAP to Non-GAAP Measures (Unaudited)
($ in millions)

Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") (a)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012		2011

GAAP income from continuing operations	$126.8	$91.2	$398.2		$133.3

Add (deduct):

Other income	(4.8)	(5.8)	(35.1)		(40.4)
Interest expense	29.1	30.9	109.0		117.4
Loss on early extinguishment of debt	-	15.2	-		149.2
Depreciation expense	26.9	22.9	101.9		90.1
Amortization expense	4.4	4.1	17.2		16.3
Income tax expense	5.6	4.7	103.8		36.0
Adjustment for charges / gains (see detail above)	20.6	36.5	56.0		176.7

EBITDA before charges/gains (Non-GAAP)	$208.6	$199.7	$751.0		$678.6

(a) The Company defines EBITDA as income from continuing operations before interest expense, income taxes, depreciation and amortization expense and other income/expense. EBITDA before charges/gains is EBITDA less charges/gains (as previously defined).

Free Cash Flow & Cash Conversion Rate (a)	Three Months Ended December 31,		Year Ended December 31,
	2012	2011 (b)	2012		2011 (b)
GAAP cash provided by operating activities	$265.6	$137.1	$378.2		$454.4
Add (deduct):
Spirits capital expenditures, net of disposition proceeds	(35.7)	(56.7)	(125.0)		(164.7)
Cash used for discontinued operations (c)	3.6	28.2	83.6		28.2
Cash provided by discontinued businesses (d)	-	-	-		(80.0)

Adjusted free cash flow (Non-GAAP)	$233.5	$108.6	$336.8	A	$237.9

Net income before charges/gains (see above)			$385.6	B

Cash Conversion Rate			87%	A/B

(a) Free cash flow is defined as GAAP cash flow from operations less capital expenditures for property, plant and equipment additions (net of disposition proceeds), adjusted for operating cash flow related to discontinued operations. Management believes free cash flow provides investors with an important perspective on the cash available for dividends, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Management uses free cash flow to assess business performance and overall liquidity.

(b) Free cash flow for the 2011 periods is not intended to be a measure of Beam Inc. "adjusted pro forma free cash flow" that would reflect the free cash flow generated by Beam as if it were a standalone company for the periods presented.

(c) Represents cash used primarily for settlement of liabilities of divested businesses and payment of incentive compensation, severance and pension benefits to former Fortune Brands executives.

(d) Represents operating cash flows of the Home & Security and Golf businesses prior to their divestiture.

Return on Invested Capital (ROIC) from Continuing Operations (a)
	Year Ended December 31, 2012 - Income from Continuing Operations plus After- tax Interest	Average Invested Capital	ROIC

Unadjusted	$469	$6,774	7%

Add: impact of "charges/gains" (previously defined)	(13)	18

ROIC before charges/gains (Non-GAAP)	456	6,792	7%

Impact of excluding goodwill and intangibles	11	(4,719)
ROIC before charges/gains and excl. goodwill and intangibles (Non-GAAP)	$467	$2,073	23%

(a) ROIC is income from continuing operations plus after-tax interest expense divided by the average of invested capital (debt less cash plus stockholders' equity plus after-tax interest expense). Adjusted ROIC is adjusted for the amounts used to calculate adjusted income from continuing operations. Invested capital is a multi-point average of the 12 months ended December 31, 2012. See the page entitled "Use of Non-GAAP Financial Information" for further information relating to the Company's use of non-GAAP measures.

Beam Inc.
Reconciliation of GAAP Net Sales Growth to Comparable Net Sales Growth
Year Ended December 31, 2012
(Unaudited)

		Foreign	Australia	Australia
		Currency	Distribution	Distribution		Non-GAAP -
	GAAP	Exchange	Agreement	Margin	Acquisitions/	Comparable
	Basis	Rates	Change	Structure	Divestitures	Basis
	%					%
Power Brands	10	2	3	1	(6)	10
Jim Beam	3	1	5	1	-	10
Maker’s Mark	14	-	1	-	-	15
Sauza (a)	7	2	1	-	-	10
Courvoisier	8	1	2	1	-	12
Canadian Club	1	-	4	1	-	6
Teacher’s	(9)	10	1	(1)	-	1
Pinnacle	-	-	-	-	19	19

Rising Stars	11	1	-	-	(2)	10
Laphroaig	11	3	1	-	-	15
Knob Creek	24	-	-	-	-	24
Basil Hayden's	31	-	4	-	-	35
Kilbeggan	-	-	-	-	1	1
Cruzan	11	-	1	-	-	12
Hornitos	(3)	1	-	-	-	(2)
EFFEN	(22)	-	-	-	-	(22)
Pucker Vodka	(5)	-	-	-	-	(5)
Skinnygirl	21	-	-	-	(2)	19
Sourz	(3)	4	-	-	-	1

Local Jewels	(5)	4	-	-	-	(1)

Value Creators	(1)	1	3	1	(5)	(1)

Net sales (b)	7	1	2	-	(4)	6

Comparable net sales growth rate represents the percentage increase or decrease in reported net sales in accordance with GAAP, adjusted for certain items. The Company believes Comparable Net Sales Growth is useful in evaluating the Company's sales growth on a year-over-year basis exclusive of items that are not indicative of the brands' performance such as foreign exchange impacts, acquisitions/divestitures, the one-time impact on net sales of transitioning to the new Australia distribution agreement as well as the related impact on margin structure. See the page entitled "Use of Non-GAAP Financial Information" for additional information related to the use of Non-GAAP measures.

(a) Excludes Hornitos

(b) Net sales represents consolidated net sales (excluding excise taxes), including non-branded sales to third parties.

Beam Inc.
Reconciliations of GAAP to Non-GAAP Measures (Unaudited)

Trailing Twelve Months
Reconciliation of Net Debt to Adjusted EBITDA (Unaudited) (a)	December 31, 2012
GAAP debt / operating cash flow	6.6
Impact of using net debt rather than GAAP total debt (a)	(1.0)
Impact of using adjusted EBITDA rather than GAAP operating cash flow	(2.8)
Net debt / EBITDA before charges/gains	2.8
(a) Net debt equals total debt less cash as of December 31, 2012. GAAP operating cash flow and EBITDA before charges /gains are based on the year ended December 31, 2012. GAAP operating cash flow includes discontinued operations. See the Reconciliation of Income from Continuing Operations to EBITDA (above) for the Company's definition of EBITDA before charges/gains.

Reconciliation of Full Year 2013 Diluted EPS from Continuing Operations Growth Target to GAAP Target
For the full year 2013, the Company is targeting high-single-digit growth in diluted EPS from continuing operations before charges/gains as compared to its full year 2012 diluted EPS from continuing operations before charges/gains ($2.40). Given the nature of special charges/gains, the Company cannot predict such items and, therefore, the Company's 2013 targeted diluted EPS from continuing operations used to determine the year-over-year growth rate in diluted EPS excludes any such items.

Comparing targeted 2013 diluted EPS from continuing operations before charges/gains to the Company's 2012 GAAP diluted EPS from continuing operations ($2.48) results in mid-single-digit growth in diluted earnings per share from continuing operations. The lower growth rate, as compared to year-over-year growth on a before charges/gains basis, is attributable to the 2012 charges/gains described above.

Full Year 2013 Free-Cash-Flow Target
For the full year 2013, the Company is targeting free cash flow in the range of $300 million to $350 million. Free cash flow is defined as GAAP cash flow from operations less capital expenditures for property, plant and equipment additions (net of disposition proceeds), adjusted for operating cash flow related to discontinued operations.

Management believes that the measure of free cash flow provides investors with helpful supplemental information about the Company's ability to fund internal growth, make acquisitions, repay debt, pay dividends, and repurchase common stock. This measure may be inconsistent with similar measures presented by other companies.

Comparable Sales Increase - First Quarter 2012 Compared to First Quarter 2011
%
Net Sales (GAAP)	2
Australia Distribution Agreement Change	10
Australia Distribution Margin Structure	2
Acquisitions/Divestitures	-1
Non-GAAP - Comparable Basis	13

CONTACT:
Beam Inc.
Media Relations
Clarkson Hine
+1-847-444-7515
Clarkson.Hine@beamglobal.com
or
Investor Relations
Tony Diaz
+1-847-444-7690
Tony.Diaz@beamglobal.com